Exhibit 10.3

June 29, 2015

Mitchell Gendel, General Counsel
MDC Partners Inc.
745 5th Avenue, 19th Floor
New York, NY 10151

                RE: Resignation from Board of Directors

Dear Mitch,

                This letter confirms my resignation as a member of the Board of Directors of MDC Partners Inc., effective as of July 1, 2015.  I will continue to serve as an executive officer of MDC Partners (President and Chief Executive Officer, The MDC Partners Network) notwithstanding my resignation from the Board of Directors, and I will continue to be covered by MDC Partners’ D&O insurance coverage.

To confirm, it is agreed that my resignation will not be deemed to be a breach in any respect of my obligations as an executive officer under my Amended and Restated Employment Agreement with MDC Partners, dated as of August 11, 2014.

Each of the parties’ respective obligations and responsibilities under my Employment Agreement will continue in full force and effect notwithstanding my resignation as a member of the Board of Directors of MDC Partners.

Sincerely,

/s/ Lori Senecal

Lori Senecal
President and CEO,
The MDC Partners Network
MDC Partners Inc.